Exhibit 10.16

EMPLOYMENT AGREEMENT

between

AmerInst Professional Services, Limited

and

F. Kyle Nieman III

This Employment Agreement (“Agreement”) is effective the 24th day of November, 2009, by and between AmerInst Professional Services, Limited (“Employer”), and F. Kyle Nieman III (“Employee”).

WHEREAS, Employer is a new venture which requires the services of Employee to develop and manage its operations; and

WHEREAS, the parties desire to enter this Agreement to provide Employee with a term of employment and to memorialize the terms of the parties’ employment relationship,

NOW THEREFORE, the parties mutually agree as follows:

1.	Employee will perform the duties of President of Employer during the “Term” or any “Renewal Term” (as defined below) of this Agreement and respond to any reasonable directives of Employer relating to the position of President and Chief Executive Officer. Employee shall devote his full time, efforts, and energies to the position of President and Chief Executive Officer and will not accept, or engage in, any other business, employment, or occupation without the express prior written consent of Employer, which may be denied. Employee shall report to the Board of Directors of Employer.

2.	Employee shall have an initial term of employment with Employer from the date of execution of this Agreement until December 31, 2011 (“the Term”).

3.	The Term and this Agreement shall be automatically renewed for successive one year terms (“Renewal Term”) concluding December 31, 2012, and each December 31st thereafter unless either Employer or Employee provides notice to the other, in writing, at least sixty (60) days prior to the expiration of the Term or any Renewal Term, of intent to terminate. Either party may exercise such right, with or without cause.

4.	For purposes of defining termination by Employer, “Cause” shall constitute only the following: gross negligence, or willful misconduct, or fraud involving the Company, the conviction of felonious criminal acts, or the inability to perform Employee’s duties as President due to physical or mental disability or incapacity as may be determined by a physician licensed to practice medicine in the State of Illinois.

5.

During the Term, Employer shall pay Employee an annual salary of no less than $250,000, paid on a semi-monthly basis. During any Renewal Term, Employer shall pay Employee an annual salary pursuant to an Exhibit A which will be attached to this Agreement no later than seventy-five (75) days prior to the end of the Term or any Renewal Term. The attachment of any such exhibit to this Agreement does not impair the right of either party to terminate this Agreement in accordance with Paragraph 3. Salary payments will be less all applicable and usual deductions and subject to such increases which may be made to such salary at the discretion of Employer. During the Term or any Renewal Term, in addition to the receipt of salary, and subject to (i) meeting or exceeding Employer’s revenue target specified in each Exhibit A and (ii.a.) during the Term, profitable operations of AmerInst Insurance Company, Ltd. (“AIC”), or (ii.b.) during any Renewal term, a combined ratio of AIC as respects its reinsurance of the policies solicited and underwritten by Employer not exceeding the target specified in each Exhibit A, Employee shall be eligible to receive annual bonuses calculated as a percentage of annual salary based on profitability of Employer. Employee’s annual bonus will be calculated as his salary times the percentage by which Employer’s actual profitability exceeds the

Employment Agreement between

AmerInst Professional Services, Limited and Kyle Nieman

target value specified in the applicable Exhibit A. In no event may an annual bonus exceed 100% of salary specified in any Exhibit A. Any such annual bonus will be paid on the March 31st following the close of the annual period reflected in each Exhibit A. All payments to Employee described in this Paragraph 5 during any calendar year may hereafter be referred to as “Annual Compensation”.

6.	During the Term or any Renewal Term, Employee shall be entitled to full participation in all benefit plans and programs for which Employer’s senior officers are or shall become eligible (“Benefits”).

7.	After completion of the first full calendar year of operations and thereafter, and contingent upon Employee qualifying for an annual bonus as provided by Paragraph 5, Employee will be eligible to receive options under a non-qualified plan which will allow Employee to purchase up to the number of shares of AmerInst Insurance Group (“AMIG”) stated in Exhibit A, over a five (5) year time period, at the cost of the net book value of the shares as of the date each option is granted. Terms of stock options will be negotiated between Employee and Employer at the time of eligibility. Employer will endeavor to assure that the stock option awards shall be in compliance with all U.S. tax laws applicable to Employee in effect at the time of the granting of stock options.

8.

Effective January 1, 2010, Employer will create an account on behalf of Employee comprised of a number of phantom shares of AMIG common stock calculated as $1,500,000 divided by the net book value of each share of such common stock at December 31, 2009. The phantom shares will be maintained in a separate account by Employer, which will be eligible for phantom dividends, at the same rate paid on regular shares. The phantom dividends may be used only to purchase additional phantom shares

Employment Agreement between

AmerInst Professional Services, Limited and Kyle Nieman

with the purchase price of such phantom shares to be the then current net book value of actual shares. Employee’s interest in phantom shares initially deposited and those phantom shares purchased with phantom dividends prior to January 1, 2015, will vest on January 1, 2015, unless one of the following events occurs, which will cause the phantom shares to vest immediately: (i) termination of this Agreement by Employer at the expiration of the Term or any Renewal Term, (ii) termination by Employer of Employee other than for Cause, (iii) material diminishment by Employer of Employee’s duties as President and Chief Executive Officer or significant reduction by Employer of Employee’s Annual Compensation or Benefits, including at the expiration of the Term or any Renewal Term, or (iv) change in control of Employer, other than a transaction between AMIG and/or any of its affiliates or subsidiaries. Employee’s interest in any phantom shares purchased with phantom dividends on or after January 1, 2015, will vest immediately. The proceeds of the phantom share account, less the initial value of $1,500,000, will be paid in cash to Employee at age sixty-five (65), if retired, or within sixty (60) days in the event of Employee’s death or permanent disability including if such death or permanent disability occurs prior to January 1, 2015. If Employee is terminated other than for Cause, the value of the phantom share account, less the initial value of $1,500,000, will be paid in cash at termination. If Employee chooses to resign, or is terminated for Cause, the value of the phantom share account, if vested, less the initial value of $1,500,000, will be paid in cash in five (5) equal annual installments on the anniversaries of the date of termination or resignation. If there is a change in control of Employer, other than a transaction between AMIG and/or any of its affiliates or subsidiaries, Employee will have the right to receive the proceeds immediately. In the

Employment Agreement between

AmerInst Professional Services, Limited and Kyle Nieman

event of a sale or merger of AMIG, for each share of phantom stock held, Employee will be paid the per share value used in the sale or merger. Employer will endeavor to assure that the phantom share awards shall be in compliance with all U.S. tax laws applicable to Employee in effect at the time of the granting or purchase of phantom shares.

9.	In the event that Employer terminates the employment of Employee other than for Cause, as defined in Paragraph 4 above, during the Term or any Renewal Term, Employer shall pay Employee the sum equivalent to six (6) months’ Annual Compensation, less all applicable and usual deductions. However, in the event that revenue goals set forth in the then-current annual budget and business plan are met for the annual period preceding termination, Employer shall pay Employee the sum equivalent to one (1) year’s Annual Compensation, less all applicable and usual deductions. Employer shall pay the sums due Employee under this Paragraph 9 within thirty (30) days of termination. In the event that Employer terminates the employment of Employee for Cause, as defined in Paragraph 4 above, during the Term or any Renewal Term, Employer shall have no further Annual Compensation obligation to Employee beyond those sums actually paid to Employee as of the effective date of termination for Cause.

10.	In the event Employee is terminated for Cause, Employer shall have no further obligations to Employee under this Agreement, other than as described in Paragraphs 8 and 9 above, including with respect to the payment of Annual Compensation, Benefits or any other sums, except those imposed by the terms of any plans under which Employee was receiving any Benefits during the Term or any Renewal Term, or as otherwise provided by law.

Employment Agreement between

AmerInst Professional Services, Limited and Kyle Nieman

11.

In the event that Employee terminates his employment with Employer, Employer shall have no further obligations to Employee, including with respect to the payment of Annual Compensation, Benefits, or any other sums, except those imposed by the terms of any plans under which Employee was receiving any Benefits during the Term or any Renewal Term, or as otherwise provided by law and the vested portion of phantom shares awarded to Employee pursuant to Paragraph 8, the proceeds of which will be paid to Employee in five (5) equal installments, the first of which would be paid thirty (30) days after the effective date of termination with the remaining installments paid on the first (1st) through fourth (4th) anniversaries of the effective date of termination. However, Employee shall be entitled to all rights and benefits under the terms of this Agreement in the event that Employer materially diminishes Employee’s duties as President and Chief Executive Officer or significantly reduces Employee’s Annual Compensation or Benefits. Under such circumstances, Employee will retain all rights under this Agreement, and Employer shall be subject to all of its obligations under this Agreement, including with respect to the payment of severance to Employee as set forth in Paragraph 9 above.

12.

In the event that Employee terminates his employment with Employer in circumstances other than those where Employer has materially diminished Employee’s duties or compensation, Employee expressly agrees that, during the twenty-four (24) month time period immediately following such termination, Employee will not work within the State of Illinois in a managerial or executive capacity for any insurance business that is or could be competitive with Employer. In addition, during that same twenty-four (24) month time period, Employee agrees that he will not solicit any then current employees of Employer to work for any insurance business by which Employee is then employed or

Employment Agreement between

AmerInst Professional Services, Limited and Kyle Nieman

in which Employee otherwise holds an ownership interest. Should Employee be found to be in breach the provisions of this Paragraph 12 by a court of competent jurisdiction, Employer will be relieved of all unpaid obligations due Employee at the time of such breach.

13.	Employee agrees to Employer’s purchase, at Employer’s sole cost, of a keyman life insurance policy on Employee’s life. Employer shall be the sole beneficiary of such policy.

14.	This Agreement, including exhibits, contains the entire Agreement between Employer and Employee, and expressly supersedes any and all prior agreements between these parties with respect to Employee’s employment and his employment relationship with Employer.

15.	No modifications shall be made to this Agreement, including during the Term or any Renewal Term, unless and until agreed to and accepted by a writing signed by both Employee and an authorized representative of Employer.

16.	This Agreement shall be binding upon any and all successors and assigns of Employer. This Agreement, including during the Term and any Renewal Term, shall survive any sale of assets, merger, consolidation, or other change in control of Employer.

17.	If any term, condition, or provision shall be found to be illegal or unenforceable by a court of competent jurisdiction, all other provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.	This Agreement shall be construed and interpreted under the laws of the State of Illinois, without regard to any conflicts of laws analysis.

Employment Agreement between

AmerInst Professional Services, Limited and Kyle Nieman

19.	Employer and Employee each represent and acknowledge that this Agreement: was negotiated by the parties; that each has read its terms and provisions and understands them; that each has had ample time to review and consider its terms and conditions prior to execution; that each has had the opportunity to consult with counsel of its choice; and that each enters this Agreement freely and voluntarily.

SIGNATURES ON FOLLOWING PAGE

Employment Agreement between

AmerInst Professional Services, Limited and Kyle Nieman

By F. Kyle Nieman III (“Employee”):	By AmerInst Professional Services, Limited (“Employer”):

/s/ F. Kyle Nieman III	/s/ Irvin F. Diamond, Chairman
NAME / TITLE

Dated: 11/24/2009	Dated: 11/24/2009

Employment Agreement between

AmerInst Professional Services, Limited and Kyle Nieman

Exhibit A

This Exhibit is attached to and made part of the Employment Agreement between AmerInst Professional Services, Limited and Kyle Nieman pursuant to Paragraph 5 of the Agreement. Notwithstanding any contrary language of Paragraph 5, Employee’s bonus will be a function of actual revenue and operating income compared to the target values in this Exhibit A. Bonus components will be determined separately by revenue and operating income, subject to interpolation should actual revenue and operating income fall within the ranges specified below. Employee’s bonus will be calculated as the arithmetic mean of the two bonus components multiplied by Employee’s salary. In no event may a bonus exceed 100% of salary specified in this Exhibit A.

Period:	January 1 to December 31, 2010

Salary:	$250,000

AmerInst Insurance Company Target Combined Ratio:	N/A

APSL Gross Commission Revenue (000):	Bonus Percentage

< 2,564	0%

3,205	25%

3,846	50%

4,487	75%

5,128	100%

APSL Net Income before taxes, intercompany charges, bonus calculations and other incentive compensation (000):	Bonus Percentage

< -0-

215	0

642	25%

1,069	50%

1,496	75%

100%

Maximum shares eligible for stock option:	5,000

Accepted and Agreed:

By F. Kyle Nieman III (“Employee”):	By AmerInst Professional Services, Limited (“Employer”):

/s/ F. Kyle Nieman III	/s/ Irvin F. Diamond, Chairman
NAME / TITLE

Dated: 11/24/2009	Dated: 11/24/2009